UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FARMER BROS. CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 8, 2016, Farmer Bros. Co. issued the following statement.

Farmer Bros. Co. is Executing the Right Plan with the Right Board and Management Team

Farmer Bros. Sets the Record Straight on Corporate Relocation, Capital Allocation

and Independent Board Members

The Waite Group is Misleading Farmer Bros. Stockholders and Offering No Plan to Create Value

The Board Urges Stockholders to Protect Their Investment by Voting “FOR” Each of Farmer Bros.’

Highly Qualified Director Nominees on the GOLD Proxy Card

FT. WORTH, Texas – November 8, 2016 – Farmer Bros. Co. (NASDAQ: FARM, the “Company” or “Farmer Bros.”) today mailed a letter to its stockholders in connection with the Company’s upcoming 2016 Annual Meeting of Stockholders to be held on December 8, 2016.

Highlights from the letter include:

•	Under the direction of the current Farmer Bros. Board of Directors as well as Michael H. Keown, President and CEO, the Company continues to successfully execute a turnaround plan that is improving the Company’s operational and financial results, and creating substantial value for all stockholders.

•	Meanwhile, the Waite Group overlooks the substantial benefits of Farmer Bros.’ corporate relocation plan and other operating initiatives that represent the Farmer Bros. current Board’s and management team’s focus on continuous improvement – despite the fact that Jonathan Michael Waite, a member of the Waite Group and son of Carol Farmer Waite, was a proponent of the relocation plan – and fails to acknowledge the thorough review and analysis undertaken by the Board and management prior to announcing the relocation.

•	The Waite Group mischaracterizes Farmer Bros.’ capital allocation decisions, which have been organized under the Company’s current Board and management to maximize efficiency and drive stockholder value.

•	Contrary to misleading claims by the Waite Group, the three most recently added independent directors were identified and selected through a rigorous process under the direction of the Nominating Committee and initially introduced to Farmer Bros., and strongly supported by, an independent third-party search firm that was recommended by Jeanne Farmer Grossman.

•	Your Board of Directors strongly believes the Waite Group has nominated a slate of unqualified and inexperienced director candidates and failed to articulate any plan for Farmer Bros.’ future, let alone one that would create stockholder value, to warrant Board representation in place of the Company’s three highly qualified and proven director nominees.

•	The future of Farmer Bros. and your investment are at risk because the election of the Waite Group’s three nominees, combined with Farmer family representatives already on the Board, would effectively lead to a change of control of the Board and Farmer Bros.

The full text of the letter being mailed to stockholders follows:

VOTE THE ENCLOSED GOLD PROXY CARD TODAY

“FOR” ALL THREE OF FARMER BROS.’ HIGHLY QUALIFIED DIRECTOR NOMINEES

November 8, 2016

Dear Farmer Bros. Co. Stockholder:

Under the leadership and direction of the current Board of Directors (the “Board”) of Farmer Bros. Co. (the “Company” or “Farmer Bros.”) as well as Michael H. Keown, President and Chief Executive Officer, Farmer Bros. continues to successfully execute a turnaround plan that is creating substantial value for all stockholders.

The Waite Group is seeking to replace three Farmer Bros. directors with its own nominees at the upcoming 2016 Annual Meeting of Stockholders on December 8, 2016.

Stockholders are faced with a critical choice: reelect your Board’s three highly qualified nominees, each of whom brings a vast amount of industry expertise, a deep understanding of the business and has helped oversee the Company’s successful turnaround strategy – or the Waite Group’s candidates, who lack the skills and experience necessary to deliver strong financial results and superior stockholder value, would add no value to the Company’s Board, would replace a successful management team and would derail the Company’s proven turnaround strategy.

The answer is clear: protect the value of your Farmer Bros. investment by voting the enclosed GOLD proxy card today for the Board’s nominees – Michael H. Keown, Charles F. Marcy and Christopher P. Mottern. Voting any card other than GOLD may cause Farmer Bros. to lose three highly qualified board members.

LET’S SET THE RECORD STRAIGHT

THE WAITE GROUP IGNORES THE FACT THAT FARMER BROS. CONTINUES

TO EXECUTE A SUCCESSFUL TURNAROUND STRATEGY THAT HAS CREATED

SUBSTANTIAL VALUE FOR ALL STOCKHOLDERS

Your Board and management team are continuing to execute a successful turnaround strategy that is improving the Company’s operational and financial results. Further, the Waite Group has misled stockholders by selectively focusing on one metric while ignoring the fact that from fiscal 2012 through fiscal 2016, Farmer Bros.:

•	Increased green coffee pounds sold and processed by over 40%, or achieved compound annual growth of approximately 9%;

•	Expanded gross margin by 493 basis points while the industry peer group’s gross margin declined by 380 basis points; and

•	Reversed Farmer Bros.’ GAAP net loss of $27 million in fiscal 2012 to GAAP net income of $90 million in fiscal 2016.[i]

Since March 13, 2012, when the Board appointed Mr. Keown as President and CEO, Farmer Bros.’ stock price has appreciated over 225%, representing strong value creation of over $400 million for stockholders. In that time-frame, the Company’s total stockholder return outperformed the Russell 2000 Index as well as the Food Processing Index. Additionally, the Company’s total stockholder return has consistently outperformed both the S&P 500 and its peer set over almost any timeframe since 2012.ii

In contrast, during fiscal 2005 to fiscal 2009 when Carol Farmer Waite served as a member of the Company’s Board, Farmer Bros. had approximately $35 million of cumulative net losses. Further, Farmer Bros.’ stock price declined 43% during the time that Ms. Waite and/or John Samore, one of the Waite Group’s nominees, served on the Board.iii

THE WAITE GROUP FAILS TO ACKNOWLEDGE THE THOROUGH ANALYSIS UNDERTAKEN OR THE SUBSTANTIAL BENEFITS OF FARMER BROS.’ CORPORATE RELOCATION

Contrary to claims made by the Waite Group, Farmer Bros.’ decision to relocate its facilities and headquarters from an aging and inefficient facility in Torrance, California, to a new, state-of-the-art facility in Northlake, Texas followed a thorough, methodical and thoughtful 18+-month review of the Company’s operations as well as the potential manufacturing, distribution and supply chain savings that are expected to result from the move.

The evaluation began in earnest in August 2013 and deliberations and considerations were made until the final decision was announced 18 months later. Similarly, the Waite Group chooses to ignore the benefits resulting from the new facility’s central location as it relates to the Company’s nationwide customer base, the increased manufacturing capacity to support future growth that the new facility offers, and the potential to introduce new efficiencies and help control supply chain costs.

As the Company has previously stated, the corporate relocation is expected to produce annual cost savings of approximately $18 million to $20 million. As of year-end fiscal 2016, the Company had already achieved more than half of the expected annual savings rate, with the majority of the savings flowing through the 220 basis point improvement in gross margin seen in fiscal 2016.

Notably, Jonathan Michael Waite, the son of Carol Farmer Waite and a member of the Waite Group, has been an ongoing proponent of the relocation, despite the fact that he is part of a group claiming the decision was “hastily made” and not “properly analyzed.” Mr. Waite served as a member of the employee team that planned and analyzed the move, was part of a relocation team that presented to the Board as part of the Board’s review and analysis, and participated in field visits to help select the new facility site.

THE WAITE GROUP MISLEADS STOCKHOLDERS BY MISCHARACTERIZING

FARMER BROS.’ CAPITAL ALLOCATION DECISIONS

Since fiscal 2012, under the direction of the current Board and management team, the Company’s capital allocation policy seeks to maximize efficiency and drive stockholder value. In trying to bolster its campaign, the Waite Group attempts to mislead stockholders with false assertions:

THE WAITE GROUP HAS...	THE REALITY IS...
Questioned the Company’s decision to transition to Third-Party Logistics (“3PL”) following investments in mechanical upgrades and a rebranding of Farmer Bros.’ fleet operation.

The transition to 3PL followed careful analysis and is expected to produce annualized cost savings of approximately $2.1 million of the estimated $18-$20 million in total cost savings. Under the terms of the agreement with the 3PL provider, Farmer Bros. is compensated for the use of the fleet as the 3PL provider continues to use the rebranded trucks in transporting Farmer Bros. goods. Additionally, a “rebranding” of Farmer Bros.’ fleet was simply placement of new logo panels on trucks aligning with a broader logo refresh to eliminate an outdated slogan and industry award reference, while mechanical upgrades were to improve fuel efficiency.

Overstated an immaterial investment in the Company’s e-commerce capabilities.

Like any responsible consumer-branded company operating in today’s competitive business environment, Farmer Bros. has made certain strategic investments in its e-commerce business to meet the demands of its customers and consumers and help strengthen the Farmer Bros. brand recognition. The Company’s e-commerce initiative consisted of upgrading Farmer Bros.’ ERP system and optimizing search engine capability to provide a platform allowing customers to order products online. However, the investment in e-commerce was a relatively immaterial amount, less than $85,000.

Mischaracterized Farmer Bros. energy and sustainability initiatives at the Torrance, CA plant.	To avoid a penalty from its utility company, the Company undertook an initiative to flatten energy demand spikes at its Torrance facility, improving its average power factor (power system’s capacity available for productive work) from approximately 75% to above the utility company’s required 80%.
Questioned necessary investments in production-line equipment in Torrance and Houston.

To bring its air quality into compliance with California State standards, avoid costly fines and risk potential reduced production capacity from the shut-down of its roasters, Farmer Bros. invested approximately $1.2 million commencing in 2013 to upgrade its roasters and also purchased additional roasters that were not installed in Torrance but can be utilized in other facilities. Investments in Houston of approximately $1.7 million were made to upgrade older, inefficient production lines, to balance volume, and to add a roaster to meet increased capacity requirements. Useable equipment from Torrance was relocated to Houston and the new Northlake, Texas facility to reduce capital expenditures in both facilities. Investments in equipment for the Houston facility, and improvements in efficiency, quality, and safety that accompanied this equipment, are a significant contributor to gross margin improvements that followed the exit of production from Torrance.

FARMER BROS.’ BOARD IS LED BY INDEPENDENT, OUTSIDE DIRECTORS WHO ARE

EXPERT, ACTIVE AND FOCUSED ON THE BEST INTERESTS OF ALL STOCKHOLDERS

The Company’s current Board offers superior industry and operational expertise that is driving the Company’s turnaround plan, effective independent leadership with Randy E. Clark having been appointed as Independent Chairman in 2015 and fresh perspectives with five of the seven Board members added in the past five years.

Contrary to false claims by the Waite Group that Mr. Keown hand-picked a number of directors, the three most recently added independent directors were sourced and selected through a rigorous process driven by the Nominating Committee, with the support of an independent, third-party search firm that was recommended by Jeanne Farmer Grossman, Carol Farmer Waite’s sister.

In 2011, prior to Mr. Keown joining the Company, Mr. Clark was introduced to Jeanne Farmer Grossman by a recruiter with Leadership Capital Partners, LLC, a leading independent search consultant. In 2012, Ms. Grossman recommended Mr. Clark to the then-Chairman of the Board, Guenter W. Berger, who subsequently brought Mr. Clark to the attention of the Nominating Committee. Following the recommendation of the Nominating Committee, the Board concluded that Mr. Clark was a qualified candidate based on his extensive experience in food and food service businesses, as well as his accounting and financial expertise.

Similarly, Messrs. Marcy and Mottern were brought to the attention of the Nominating Committee and the Board by Leadership Capital Partners, LLC in 2013. The Board conducted a lengthy interview process in which eight candidates were considered and vetted by the full Board. The Board concluded that Mr. Marcy was a qualified candidate due to over four decades of experience as a senior executive, or advisor, of companies in the food industry as well as his corporate governance, public company board and executive compensation experience; and that Mr. Mottern was a qualified candidate due to his over three decades of senior executive experience in the food and beverage industry, including as former President and CEO and member of the Board of Directors of Peet’s Coffee & Tea, Inc., as well as his financial and accounting experience which would allow him to serve on the Company’s audit committee as a financial expert under applicable rules of the SEC.

Notably, during 2013, when Messrs. Marcy and Mottern were elected to the Board of Directors, the Nominating Committee included members who were appointed by the previous Farmer family regime or were former long-term employees of Farmer Bros.

WE BELIEVE THAT ELECTING THE WAITE GROUP’S NOMINEES WILL GIVE EFFECTIVE

CONTROL OF THE BOARD AND COMPANY TO SELECT MEMBERS OF THE FARMER

FAMILY WHOSE INTERESTS ARE NOT ALIGNED WITH ALL STOCKHOLDERS

The Waite Group again attempts to mislead stockholders by claiming that the Board lacks significant stockholder representation, and that the election of its nominees will constitute a minority on the Board. The reality is that three of the seven directors currently on the Board are either a member of the Farmer family or serve on the Board as a result of Farmer family actions or requests.

•	The Farmer family is already represented on the board by Jeanne Farmer Grossman, the sister of Carol Farmer Waite and the late Roy Edward Farmer, and the daughter of the late Roy F. Farmer.

•	Mr. Berger, Chairman Emeritus, has served on the Board since 1980, when he was appointed by the controlling members of the Farmer family, and was an employee of Farmer Bros. for more than 47 years.

•	Hamideh Assadi, a former manager in the Company’s tax department, was appointed to the Board in 2011 upon the recommendation of Richard F. Farmer, Ph.D.

Ms. Assadi has informed the Board that she would resign if Mr. Samore is elected based on her prior negative experiences with Mr. Samore. Should the Waite Group’s three nominees be elected and Ms. Assadi resign without her seat being filled, the Waite Group, together with current Farmer-family appointees and family members, would hold five of six seats on a reconstituted Board. This would effectively change control of the Board and provide the Waite Group with the power to replace Mr. Keown and potentially other members of senior management.

THE FUTURE OF YOUR INVESTMENT DEPENDS ON YOUR VOTE

The future of Farmer Bros. and your investment depend on the Company continuing to successfully execute its proven turnaround plan that is expanding the Company’s customer base, improving operational performance, reducing costs through corporate relocation initiatives and creating substantial value for all stockholders. We need a Board comprised of outside and truly independent directors who are focused on the interest of all stockholders and who bring the right combination of critical food and beverage industry expertise, C-level executive leadership experience and operational and financial skills. The current Board, including the Board’s three nominees, and management team have driven stockholder value creation that is best-in-class and above Farmer Bros.’ peers and the broader market.

It is clear that the Waite Group has no plan for Farmer Bros.’ future other than to replace the current successful management team. Further, your Board strongly believes that the Waite Group’s nominees lack the qualifications and experience necessary to deliver strong financial results and superior stockholder value and would add no value to the Board. Electing the Waite Group nominees effectively puts control of the Board in the Waite Group’s hands, puts the Company’s leadership at risk and would derail the Company’s proven turnaround plan.

In contrast, we are confident that our three nominees – Michael H. Keown, Charles F. Marcy and Christopher P. Mottern – have exactly the right skills and expertise your Company needs to continue to drive growth and deliver value for all stockholders and have a proven track record of driving stockholder value. Please protect the future of your investment by voting the GOLD proxy card TODAY.

We encourage you to vote today by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided,

or by voting over the Internet or by telephone.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Randy E. Clark

Randy E. Clark

Chairman of the Board

Your Vote Is Important, No Matter How Many or How Few Shares You Own

If you have any questions or require any assistance with respect to voting your shares,

please contact the Company’s proxy solicitor at the contact listed below:

470 West Avenue

Stamford, Connecticut 06902

Stockholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Fort Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company’s portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain’s™ and McGarvey®.

Forward-looking Statements

Certain statements in this communication constitute “forward-looking statements.” When used in this communication, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected cost savings relating to the Company’s corporate relocation. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in our most recent annual, periodic and current reports filed with the SEC.

Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Important Additional Information and Where to Find It

Farmer Bros. Co. has filed a definitive proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement, including the schedules and appendices thereto.

THE COMPANY URGES ITS INVESTORS AND STOCKHOLDERS TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS), THE ACCOMPANYING PROXY CARD AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Farmer Bros. Co., certain of its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for its 2016 Annual Meeting. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Copies of the definitive proxy statement (including any supplements or amendments), the accompanying proxy card, and any other documents filed by the Company with the SEC will be available free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of the Company’s website at www.farmerbros.com.

Additional Information

INVESTOR CONTACT:

Isaac N. Johnston, Jr.

(682) 549-6663

Tom Ball / Mike Verrechia

Morrow Sodali

(203) 658-9400

MEDIA CONTACT:

Kelly Sullivan / Ed Trissel / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

[i]	The 2016 fiscal year GAAP net income included non-cash income tax benefit of $80.3 million from the release of valuation allowance on deferred tax assets.
ii	Stock price appreciation, stockholder value and total stockholder return from 03/13/2012 through 09/28/2016.
iii	Stock price decline from 04/30/2003 through 12/10/2009.